Exhibit 99.1

For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Quarter ended April 30, 2011

Stamford, Connecticut June 13, 2011 — Peerless Systems Corporation (Nasdaq: PRLS) today reported financial results for the first fiscal quarter ended April 30, 2011.

First Quarter Results

Revenues were $1.8 million for the three months ended April 30, 2011, compared to $0.9 million for the three months ended April 30, 2010.  The primary increase in product licensing revenues were the result of a block license of $800,000 signed this quarter.

Gross margins were 66.5% and 82.6% for the three months ended April 30, 2011 and April 30, 2010, respectively.  The decrease in gross margin is primarily attributable to a higher sales ratio of third-party technology to the Company's technology.

Our net income for the three months ended April 30, 2011 was $0.4 million, compared to net income of $3.3 million for the three months ended April 30, 2010.  However, last year’s first quarter other income was $5.9 million, which primarily included cash dividends and realized gains related to the Company’s investment in Highbury Financial, Inc.  Income was $0.11 per basic and diluted share for the three months ended April 30, 2011, compared to $0.21 per basic and diluted share, for the three months ended April 30, 2010.  The Company had 3.1 million and 16.0 million weighted average shares of common stock outstanding as of April 30, 2011 and April 30, 2010, respectively.  The reduction in the number of shares outstanding was due to our self-tender completed in November 2010.

Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, said, "We are pleased that our historical licensing business was stronger than expected during the first quarter of fiscal 2012.  We entered into a new block license and increased our liquid assets (cash and cash equivalents and marketable securities) by approximately six percent this quarter.”

Mr. Brog added, "We continue to seek ways to maximize the value and cash flow of our historical licensing business and focus on delivering value to our stockholders through potentially establishing a new venture or acquiring an existing business, as well as through other investment opportunities.”

The Company will hold its annual meeting of stockholders on July 11, 2011.  Stockholders of record on June 3, 2011 will be entitled to vote at the meeting.  Further information about the meeting is included in the proxy statement filed with the Securities and Exchange Commission (“SEC”) on June 6, 2011.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value through establishing a new venture or acquiring an existing business, or through other investment opportunities.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K filed with the SEC on May 2, 2011.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED STATEMENT OF INCOME
(In thousands except per share amounts)

	Three Months Ended
	April 30,
	2011	2010
Revenues	$1,759	$917
Cost of revenues	590	160
Gross margin	1,169	757
Operating expenses	671	1,096
Other income, net	113	5,901
Income before income taxes	611	5,562
Provision for income taxes	259	2,215
Net income	$352	$3,347
Basic earnings per share	$0.11	$0.21
Diluted earnings per share	$0.11	$0.21
Weighted average common shares - outstanding — basic	3,107	16,020
Weighted average common shares - outstanding — diluted	3,315	16,306

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED BALANCE SHEET
(In thousands)

	April 30,	January 31,
	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$12,951	$12,384
Marketable securities	152	-
Trade accounts receivable, net	1,810	1,845
Income tax receivable	-	204
Deferred tax asset	35	35
Prepaid expenses and other current assets	37	61
Total current assets	14,985	14,529
Property and equipment, net	-	21
Other assets	4	10
Total assets	$14,989	$14,560

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued wages and compensated absenses	$76	$108
Accrued product licensing costs	728	682
Income tax payable	10	-
Other current liabilities	298	371
Total current liabilities	1,112	1,161
Other liabilities
Tax liabilities	1,610	1,599
Total liabilities	2,722	2,760
Stockholders’ equity:
Common stock, $.001 par value	5	6
Additional paid-in capital	13,967	13,754
Retained earnings	3,846	3,494
Accumulated other comprehensive income	(1)	96
Treasury stock, 2,737 at April 30, 2011 and January 31, 2011	(5,550)	(5,550)
Total stockholders’ equity	12,267	11,800
Total liabilities and stockholders’ equity	$14,989	$14,560